EXHIBIT 99.1


FOR IMMEDIATE RELEASE

           AVENUE GROUP'S WHOLLY OWNED SUBSIDIARY, AVENUE ENERGY, INC. EXERCISES ITS OPTION TO ACQUIRE A 45% INTEREST IN KARAKILISE, LOCATED IN
                             THE REPUBLIC OF TURKEY.

                         DRILLING AT TOSUN 1 CONTINUES.

SHERMAN OAKS CALIFORNIA, APRIL 29, 2003 -- AVENUE GROUP, INC. (OTCBB:AVNU); (FRANKFURT: ITQ) announced today that in accordance with the terms of the Farmin and Participation Agreement with the Sayer Group Consortium, as amended (the "Agreement"), Avenue Group's subsidiary, Avenue Energy, Inc. has exercised an option to acquire a 45% participating interest in the Karakilise 1 well and License located in the Diyarbakir petroleum district in Southeast Turkey. The total exercise price of the Karakilise 1 well and License option is $2,000,000 which will be due in installments based upon the progress of the drilling of this well. The first payment of $500,000 will be due 30-days prior to spudding of the Karakilise 1 well. Spudding of the Karakilise 1 well is expected on or before June 15, 2003. Avenue Energy's exercise of the Karakilise option also entitles it to an option to participate in 29 remaining licenses and 2 production leases held by members of the Sayer Group in Turkey.

Pursuant to the Agreement, Avenue Energy currently holds a 45% interest in the Tosun-1 well and License located in the Gaziantep petroleum district in Southeast Turkey. Drilling at Tosun-1 began on November 6, 2002. The well reached a depth of 9,335 feet on April 20, 2003 triggering a final payment of $500,000 that was made on April 21, 2003. The Tosun 1 well prognosis forecasted the intersection of the target intervals around 9,335 feet, however, these intervals have not yet been reached and drilling continues. In the event of a discovery at Tosun 1, Avenue Energy's contribution towards electric logging, running a production string, testing and completion costs is capped at US$250,000.

Dr. Jaap Poll, Avenue Energy's Director of Exploration stated "Exercise of the option on the Karakilise 1 well and License not only initiates a second prospective drilling site for Avenue, but also enables the Company to continue its strategy of pursuing with the Sayer Group an oil and gas exploration and drilling campaign within the Arabian Basin in the Republic of Turkey."

To assist with the financing of drilling operations in Turkey, Avenue Group has entered into an agreement with an investor, for the sale of a $1.3 million principal amount of one year convertible notes bearing interest at a rate of 3.5%, in a private placement. In the event Avenue Group does not prepay the notes, the holder shall have the right to convert the principal and interest due thereunder into a total of up to approximately 8,800,000 shares of restricted common stock for a period of 210 days commencing 90 days from the payment of the remaining balance due, which will occur on or before May 21, 2003. If at maturity, the notes remain outstanding, the notes shall be repaid through the issuance of up to 5,382,000 shares of restricted common stock.

The technical content of this release was provided by Dr. Jaap Poll, a Certified Member of the American Association of Petroleum Geologists (AAPG) and a Distinguished Member of the Petroleum Exploration Society of Australia (PESA).

     Certain information contained in this Press Release are considered forward looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, we wish to caution investors and prospective investors about significant factors which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Press Release contains forward-looking statements relating to future operational and business prospects. Actual results may differ as a result of factors over which we have no control, including general economic and business conditions; competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate. Future results with respect to oil and gas properties would be subject to the timing and amount of capital expenditures by us; drilling of wells; timing and amount of future production of oil and gas; operating costs and other expenses; cash flow and anticipated liquidity; prospect development and property acquisitions; and our marketing of oil and gas. Other factors which could affect our results with respect to its future oil and gas operation are the consummation of our acquisition of an interest in Anzoil Thailand and the timing of such transaction. These other factors include, among others: general economic conditions; oil and gas price volatility; our ability to find, acquire, market, develop and produce new properties; the risks associated with acquisitions and exploration; operating hazards attendant to the oil and gas business; downhole drilling and completion risks that are generally not recoverable from third parties or insurance; uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures; potential mechanical failure or underperformance of significant wells; the strength and financial resources of our competitors and our ability to find and retain skilled personnel.


Investor Relations USA
Spring & Associates, Boca Raton, FL
April Spring, (561) 362-4343
april@springir.com

or

Investor Relations Europe
OTC Consulting & Financial Services
Jan-Eric Soetbeer, +49 (0) 451-498-9210
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